Exhibit 5.1

DLA Piper LLP (US)
303 Colorado Street, Suite 3000
Austin, Texas 78701
www.dlapiper.com

T 512.457.7000
F 512.457.7001
November 30, 2023

Paylocity Holding Corporation
1400 American Lane
Schaumburg, Illinois 60173

Ladies and Gentlemen:

As legal counsel for Paylocity Holding Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the Post-Effective Amendment (the “Post-Effective Amendment”) to (i) Registration Statement on Form S-8 (File No. 333-194840) filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2014, (ii) Registration Statement on Form S-8 (File No. 333-201983) filed with the Commission on February 9, 2015, (iii) Registration Statement on Form S-8 (File No. 333-209520) filed with the Commission on February 12, 2016, (iv) Registration Statement on Form S-8 (File No. 333-216001) filed with the Commission on February 10, 2017; (v) Registration Statement on Form S-8 (File No. 333-222959) filed with the Commission on February 9, 2018; and (vi) Registration Statement on Form S-8 (File No. 333-252779) filed with the Commission on February 5, 2021, and (vii) Registration Statement on Form S-8 (File No. 333-262514) filed with the Commission on February 4, 2022 (collectively, the “Prior Registration Statements”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

The Prior Registration Statements registered the issuance of shares of the Company’s common stock pursuant to awards granted under the Company’s 2014 Equity Incentive Plan (the “Prior Plan”). The Post-Effective Amendment reflects that any shares (the “Returning Shares”) that are currently subject to outstanding awards under the Prior Plan will become available for issuance under the Paylocity Holding Corporation 2023 Equity Incentive Plan (the “2023 Incentive Plan”) if such awards under the Prior Plan subsequently expire, terminate or are otherwise surrendered, canceled or forfeited or are settled in cash in lieu of common stock (including to effect tax withholding).

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

Based on such examination, we are of the opinion that the Returning Shares which may be issued under the 2023 Incentive Plan are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the 2023 Incentive Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment referred to above and the use of our name wherever it appears in such Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Returning Shares in accordance with the Post-Effective Amendment and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Returning Shares or the Post-Effective Amendment.

Very truly yours,

/s/ DLA Piper LLP (US)